Exhibit 1

Media release

3 April 2007

Westpac Accounting Workshop

Westpac will today be holding an accounting workshop with the agenda focused on increasing the understanding of Westpac’s financial accounts, particularly following the introduction of the Australian equivalents to International Financial Reporting Standards (A-IFRS).

Specifically the workshop will:

•                  Update the market on some proposed changes to the way we report our financial results;

•                  Explain how $NZ hedging gains/losses will be reflected in our profit announcement;

•                  Provide some further explanation of the details behind provisioning under IFRS; and

•                  Outline Westpac’s approach to and reporting of its Treasury operations.

The slides from the workshop have been lodged with this release and are also available on the Westpac website at www.westpac.com.au/investorcentre

Westpac will release its 1H07 results on Thursday, 3 May 2007.

Ends.

For further information

David Lording	Andrew Bowden
Head of Media Relations	Head of Investor Relations
Ph: 61 2 8253 3510	Ph: 61 2 8253 4008
Mob: 0419 683 411	Mob: 0438 284 863

1

Westpac
Australia's First Bank

Westpac Accounting Workshop

April 2007

Westpac Accounting Workshop April 2007

Agenda Purpose To increase the understanding of Westpac’s financial accounts, particularly following the introduction of A-IFRS in 2006. Items on the agenda Westpac Group Treasury Changes in reporting for 1H07 Our approach to New Zealand dollar hedging Explaining the connections between statutory and management accounts Drivers of A-IFRS impairment provisioning

Westpac
Australia's First Bank

Westpac Group Treasury

Phil Coffey, Chief Financial Officer

Philip Chronican, Group Executive, Westpac Institutional Bank

Curt Zuber, Group Treasurer

Westpac Group Treasury Phil Coffey, Chief Financial Officer Philip Chronican, Group Executive, Westpac Institutional Bank Curt Zuber, Group Treasurer

Treasury – a core bank function Manages underlying balance sheet risk of the Bank Efficiently funds the bank Executes capital management strategies Centralises risk to allow the business units to focus on customer outcomes (pricing, service etc) Risk/return parameters: Optimise risk within Board risk limits Generate value from actively managing financial flows Focus on economic returns and not be influenced by accounting standards A valuable source of earnings

Treasury – the Banker to the Bank Provision of competitively priced wholesale funding within liquidity management parameters Builds and maintains diverse global funding sources by investor base, currency and instrument Manages risk arising from investment (and earnings) outside Australia – mainly New Zealand Manages risk from mismatched cash flows generated by our business Ensures liquidity under a wide range of market and stressed conditions Hedges the transfer priced balance sheet Reduces risk from absolute interest rate changes and yield curve shifts Interest Rate Risk Liquidity Structural FX Wholesale Funding

Underlying balance sheet risk managed down

	Interest Rate Risk	Liquidity	Structural FX	Wholesale Funding
Key risk	Sensitivity to adverse movements in Australian and NZ interest rates Repricing risk between the cash rate & 90 day bank bills	Mismatched cash flows generated by the business	Exposure to foreign currency movements	Movements in credit spreads Over reliance on any one source of wholesale funding
Indicative Size	Banking assets ~$230bn Banking deposits and capital ~$130bn	Prudential and liquid assets >$10bn	Hedging of capital deployed offshore, offshore earnings & funding raised in foreign currencies	Wholesale borrowing >$100bn

Group Treasury manages risk down

6 Westpac Accounting Workshop – April 2007

Westpac

Exposures managed within VaR limits, Net interest income at risk limits, liquidity limits and hedging policies Underlying balance sheet risk managed down Wholesale Funding Structural FX Liquidity Interest Rate Risk Movements in credit spreads Over reliance on any one source of wholesale funding Exposure to foreign currency movements Mismatched cash flows generated by the business Sensitivity to adverse movements in Australian and NZ interest rates Repricing risk between the cash rate & 90 day bank bills Wholesale borrowing >$100bn Hedging of capital deployed offshore, offshore earnings & funding raised in foreign currencies Prudential and liquid assets >$10bn Banking assets ~$230bn Banking deposits and capital ~$130bn Group Treasury manages risk down Key risk Indicative Size Risk arising from the Bank’s day-to-day activities

Risks managed within approved limits

Treasury (Non-traded)

Banking Book

Portfolio Risk

FY06 Non-traded VaR[1, 2] ($m)	
Limit	$30m Banking Book, $15m Portfolio Risk
Average	15.0
High	32.8
Low	6.9

Financial Markets (Traded)

FY06 Traded VaR[1] ($m)	
Limit	$15m
Average	5.9
High	8.3
Low	4.2

7 Westpac Accounting Workshop – April 2007

Westpac

Risks managed within approved limits Banking Book Financial Markets (Traded) Treasury (Non-traded) Portfolio Risk Active risk management of largely customer driven books: FX AUD/NZD Interest rates Energy Equities Largely passive management of assumed balance sheet risk and qualifying hedges Management of strategic interest rate risk associated with the investment of the Bank’s capital Active management of Westpac driven balance sheet risk: Cash vs 90 day bank bills Wholesale funding AUD/NZD interest rates Capital, earnings hedging 1 day holding period to a 99.0% confidence level 2. No diversification benefit taken into account FY06 Non-traded VaR1, 2 ($m) Low High Average Limit 6.9 32.8 15.0 $30m Banking Book, $15m Portfolio Risk $15m Limit 5.9 Average 8.3 High 4.2 Low FY06 Traded VaR1 ($m)

Risks managed within a comprehensive framework

	How is it managed?	What are the parameters?
Interest Rate Risk	Hedges used (mostly swaps) to manage exposure to movements in interest rates	Board approved VaR limits Net interest income at risk limit Structural limits
Liquidity	Portfolio of liquid assets maintained to meet regulatory and other requirements at minimal cost	Board approved liquidity framework APRA requirements
Structural FX	Hedges used to manage exposure to movements in foreign exchange rates	MARCO approved hedging policies MARCO oversight
Wholesale Funding	Efficiently fund gap between assets and retail deposits	Board approved Funding Plan

MARCO - Market Risk Committee

8 Westpac Accounting Workshop – April 2007

Board approved Funding Plan MARCO approved hedging policies MARCO oversight Board approved liquidity framework APRA requirements Board approved VaR limits Net interest income at risk limit Structural limits What are the parameters? Efficiently fund gap between assets and retail deposits Hedges used to manage exposure to movements in foreign exchange rates Portfolio of liquid assets maintained to meet regulatory and other requirements at minimal cost Hedges used (mostly swaps) to manage exposure to movements in interest rates How is it managed? Risks managed within a comprehensive framework Interest Rate Risk Liquidity Structural FX Wholesale Funding MARCO - Market Risk Committee

Value creation leveraging natural market position Balance sheet activity provides leading economic indicators e.g. credit growth, borrowing/lending flows, asset quality, capital flows Technical knowledge of domestic and offshore market flows, drivers and structures Clear offshore funding requirement Investment in people and skills Value proposition Tools to manage Activities actively managed Highly liquid products including: Interest rate swaps Currency swaps Forwards Options Futures Bonds AUD & NZ interest rate risk Cross currency basis swap risk arising from conversion of foreign currency borrowing into AUD AUD/NZD foreign exchange Activities focused on risk areas where we have a natural position derived from the balance sheet

Value creation – case study Bills/LIBOR basis swap (5 year trading history) Westpac USD borrowings converted into AUD via Bills/LIBOR basis swap Bills/LIBOR basis swap has traded in the range of +14bps to -4bps over last 5 years Largely supply/demand driven Need to convert offshore funding into A$ makes Westpac a regular participant in this market Treasury actively manages our flows within the Bills/LIBOR swap range within approved risk limits bps -6 -4 -2 0 2 4 6 8 10 12 14 16 1yr 2yr 3yr 4yr 5yr 7yr 10yr High Low Average

Treasury – a valuable source of earnings Treasury is a valuable source of earnings– not a growth driver Factors impacting earnings include balance sheet size, market volatility, risk appetite and funding requirement Group is comfortable with risk appetite, with a healthy ROE Annual revenue reasonably stable, though half on half revenue more volatile under A-IFRS AGAAP A-IFRS A$m Treasury revenue A-IFRS ex AASB 132&139 Additional volatility introduced by A-IFRS fair value standards Transfer pricing and income allocation rules have changed over time and prior periods have not been restated in the chart above 56 100 100 119 122 90 55 102 150 40 0 50 100 150 200 1H02 2H02 1H03 2H03 1H04 2H04 1H05 2H05 1H06 2H06

Treasury income composition under A-IFRS

$m	A-IFRS *ex AASB 132 &139* 1H05	2H05	A-IFRS 1H06	2H06
Net interest income	86	155	125	17
Contribution to Group margin[1]	*7bps*	*12bps*	*10bps*	*2bp*
Non interest income	(31)	(53)	25	23
Operating Income	**55**	**102**	**150**	**40**

12 Westpac Accounting Workshop – April 2007

Westpac

Treasury income composition under A-IFRS 2bp 10bps 12bps 7bps Contribution to Group margin1 23 25 (53) (31) Non interest income A-IFRS A-IFRS ex AASB 132 &139 55 86 1H05 102 155 2H05 150 125 1H06 2H06 $m 40 Operating Income 17 Net interest income Under A-IFRS, the majority of Treasury revenue is reported in net interest income Non-interest income, predominantly Foreign Exchange earnings, which is now reported under Trading income (Note 6 of reported results) Treasury operating income and income composition will be separately disclosed in Westpac’s Profit Announcement in 1H07, under Group Business Unit (GBU) results 1. Group margin calculation excludes impact of internally allocated capital and securitisation income, and will therefore not directly reconcile to net interest income stated above.

A-IFRS Accounting Impacts Group Treasury’s underlying activities and risk profile have not changed under the new accounting standards Board limits essentially unchanged over last 4 years However, reported earnings are more volatile due to: Decreased availability of hedge accounting with the introduction of prescriptive qualification criteria under A-IFRS Increase use of fair value accounting e.g. Bills/LIBOR swaps entered into as part of wholesale funding activities Group Treasury is a consistent creator of shareholder value but A-IFRS makes the reported accounting outcome more volatile

Westpac Group Treasury An active Treasury function is vital for the effective management of risk for the Bank Risk profile appropriate and unchanged over recent years Earnings volatility from Treasury is higher under A-IFRS Makes a valuable contribution to earnings, with a strong return

Questions

Items on the agenda

- Westpac Group Treasury

15 Westpac Accounting Workshop – April 2007

Westpac

Questions Items on the agenda Westpac Group Treasury

Westpac
Australia's First Bank

Changes in reporting for 1H07

Phil Coffey, Chief Financial Officer

Changes in reporting for 1H07 Phil Coffey, Chief Financial Officer

Increasing the clarity of our reported results Additional disclosure Selected reporting of average balance sheet by geography Adjustment to line items will only be processed for cash earnings adjustments and accounting anomalies - other major items will continue to be noted but not adjusted Prior period adjustments only applied if significant and only applied once per year (unless absolutely necessary) Reduced number of adjustments Improved linkage between detailed statutory accounts and management accounts Provide a consolidated management accounting view for the Group with a detailed reconciliation of cash earnings (at the line item level) to the statutory accounts Impact Our Response Simplified presentation of results Removal of net operating income table from Section 3 Reconciliation of BT non-interest income to wealth income in statutory accounts now focuses on business drivers Inclusion of new wealth reconciliation Simpler presentation of the impact of movement in exchange rates Reporting of FX adjusted growth rates Complex linkages between management accounts and statutory accounts Many adjustments Many prior period changes Market feedback after FY06 reporting period:

Looking at reported results versus cash earnings Profit Announcement Table 2.1 Reported Earnings Reported results as per statutory accounts Profit Announcement New Table 2.1.1 Cash Earnings Cash Earnings adjustments reclassified to appropriate line items; Reclassifications between line items to eliminate accounting anomalies Adjustments will reconcile from statutory Net Profit After Tax to Cash Earnings % Mov't % Mov't $m Half Year March 07 Half Year Sept 06 Half Year March 06 Sept 06- Mar 07 Mar 06- Mar 07 Net interest income 2,782 2,860 Non-interest income 1,755 1,701 Net operating income 4,537 4,561 Operating expenses (2,160) (2,135) Core earnings 2,377 2,426 Impairment losses (190) (185) Operating profit before tax 2,187 2,241 Income tax expense (590) (705) Net profit 1,597 1,536 Net profit attributable to outside equity interests (29) (25) Cash earnings 1,568 1,511 Effective tax rate 27.0% 31.5% % Mov't % Mov't $m Half Year March 07 Half Year Sept 06 Half Year March 06 Sept 06- Mar 07 Mar 06- Mar 07 Net interest income 2,782 2,860 Non-interest income 1,872 1,703 Net operating income 4,654 4,563 Operating expenses (2,160) (2,135) Core earnings 2,494 2,428 Impairment losses (190) (185) Profit from ordinary activities before income tax 2,304 2,243 Income tax expense (673) (749) Net profit 1,631 1,494 Net profit attributable to outside equity interests (29) (25) Net profit attributable to equity holders of Westpac Banking Corporation (WBC) 1,602 1,469 Treasury shares (3) 12 TPS revaluations - 30 Unrealised NZ Retail earnings hedges - - Sale of sub-custody business (72) - Deferred tax asset write-off 41 - Cash earnings 1,568 1,511

Cash Earnings the key performance measure Westpac uses Cash Earnings because it is a more relevant indicator of performance than Net Profit After Tax Sale of sub-custody business Hybrid hedging NZD hedging Treasury shares Significant one off items that impact reported earnings These items are genuinely one-off in that they are unlikely to reoccur in future periods Items that have the potential for a material timing difference on reported earnings but would not impact returns available for shareholders An example would be where an effective hedge is in place but because hedge accounting is not available for certain transactions under A-IFRS, there may be differences in the value of the hedge verses the value of the underlying item at any point in time. We will adjust for these when they are material Items that permanently affect reported earnings but do not impact returns available to shareholders Such items typically have an accounting impact on earnings but no economic impact on earnings Cash Earnings Principles: The following adjustments are applied to NPAT e.g. e.g. e.g.

Calculating cash earnings under A-IFRS FY06 included gains from the sale of Westpac's sub-custody business and a $41 million write-down in the Bank’s deferred tax asset maintained in the UK Fair value gains/losses on outstanding hedges on New Zealand retail earnings are added back in deriving cash earnings as they do not impact profits available for shareholders Fair value gains/losses on hedges associated with the 2003 Trust Preferred Securities (2003 TPS), together with associated tax effects impacting the Foreign Currency Translation Reserve, are reversed in deriving cash earnings so they do not affect profits available for shareholders A-IFRS requires Westpac shares held by the consolidated Group, including statutory life funds and managed investment schemes, to be derecognised. This creates an issue as we cannot recognise any change in value in Westpac’s shares but need to recognise the change in policyholder liabilities. We reverse this treatment to ensure there is no impact on profits available to shareholders. Description Various FY06 sale of sub-custody business in non-interest income (other income) and tax (deferred tax write off in tax) Non-interest income (Hedging of overseas operations) and tax expense Non-interest income (Hedging of overseas operations) and tax expense Non-interest income (Wealth management income) and tax expense Line item impacted (statutory line item impacted in brackets) +/- Other items that are significant in size, one-off in nature and are not part of Westpac’s ongoing operations +/- Timing of income associated with hedges in place to hedge Westpac’s New Zealand Dollar retail earnings +/- Fair value changes on hedges of Westpac’s hybrid equity instruments +/- Treasury shares Net Profit After Tax (NPAT) – adjustments New in 1H07

Westpac
Australia's First Bank

New Zealand dollar hedging

Phil Coffey, Chief Financial Officer

New Zealand dollar hedging Phil Coffey, Chief Financial Officer

Managing exchange rate risk of future NZD earnings

<table>
<tr><th colspan="3">Accounting under A-IFRS</th></tr>
<tr><td>Hedging approach</td><td colspan="2">Up to 100% of the expected earnings for the next 12 months and 50% of expected earnings for subsequent 12 months can be hedged</td></tr>
<tr><td>Accounting treatment</td><td colspan="2">Hedge accounting treatment was not available from 1 October 2006</td></tr>
<tr><td>Implications</td><td>As at 1 October 2006
• Fair value of hedge contracts in place for 2007 were capitalised on the balance sheet at ($23m)
• The ($23m) will be brought to account through the income statement over the term of the underlying hedge contract through 2007</td><td>From 1 October 2006
• Movements in the fair value of all economic hedges will be recognised immediately in the income statement (hedging of overseas operations)</td></tr>
<tr><td>Output</td><td colspan="2">• Potential additional reported earnings volatility in net profit after tax due to the timing of income recognition. This volatility is reversed to derive Cash Earnings
• Reduction to 2006/07 Group cash earnings of approx. 1% due to movement in the rate at which earnings have been hedged</td></tr>
</table>

22 Westpac Accounting Workshop – April 2007

Westpac

Managing exchange rate risk of future NZD earnings Output Implications Accounting treatment Hedging approach From 1 October 2006 As at 1 October 2006 Hedge accounting treatment was not available from 1 October 2006 Up to 100% of the expected earnings for the next 12 months and 50% of expected earnings for subsequent 12 months can be hedged Movements in the fair value of all economic hedges will be recognised immediately in the income statement (hedging of overseas operations) Fair value of hedge contracts in place for 2007 were capitalised on the balance sheet at ($23m) The ($23m) will be brought to account through the income statement over the term of the underlying hedge contract through 2007 Potential additional reported earnings volatility in net profit after tax due to the timing of income recognition. This volatility is reversed to derive Cash Earnings Reduction to 2006/07 Group cash earnings of approx. 1% due to movement in the rate at which earnings have been hedged Accounting under A-IFRS

Translation of NZD retail earnings

Hypothetical example

Assumptions:
Hedge rate – 1.20
Average actual rate – 1.10 (assume constant)
Spot rate at period end – 1.10
Value of matured hedges – 100NZD
Value of outstanding hedges – 120NZD
NZD retail earnings before tax – 100NZD

	NZ retail earnings in NZD	Translated to AUD at average actual rate for reporting purposes	Variance between hedge rate and average actual rate on hedges maturing during period. Accounted for in GBU	Variance between hedge rate and spot rate on outstanding hedges of future earnings. Accounted for in GBU
	NZD retail earnings	**AUD equivalent of NZD retail earnings**	**Realised hedge gains/(losses)**	**Unrealised hedge gains/(losses)**
Net interest income	100	90.9 *i.e. 100NZD/1.10 (avg actual rate)*	-	-
Non-interest income	100	90.9	(7.6) *100NZD/1.20 (hedge rate) minus 100NZD/1.10 (spot rate)*	(9.1) *120NZD/1.20 (hedge rate) minus 120NZD/1.10 (spot rate)*
Expenses	(100)	(90.9)	-	-
Net profit before tax	**100**	**90.9**	-	-
Tax	(33)	(30)	2.3	2.7
Net profit after tax	**67**	**60.9**	**(5.3)**	**(6.4)**
Hedge adjustments	-	-	-	6.4
Cash earnings	**67**	**60.9**	**(5.3)**	-

GBU – Group Business Unit

23 Westpac Accounting Workshop – April 2007

Westpac

Translation of NZD retail earnings - (5.3) 60.9 67 Cash earnings 6.4 - - - Hedge adjustments (6.4) (5.3) 60.9 67 Net profit after tax 2.7 2.3 (30) (33) Tax - - 90.9 100 Net profit before tax - - (90.9) (100) Expenses (9.1) 120NZD/1.20 (hedge rate) minus 120NZD/1.10 (spot rate) (7.6) 100NZD/1.20 (hedge rate) minus 100NZD/1.10 (spot rate) 90.9 100 Non-interest income - - 90.9 i.e. 100NZD/1.10 (avg actual rate) 100 Net interest income Unrealised hedge gains/(losses) Realised hedge gains/(losses) AUD equivalent of NZD retail earnings NZD retail earnings NZ retail earnings in NZD Translated to AUD at average actual rate for reporting purposes Variance between hedge rate and average actual rate on hedges maturing during period. Accounted for in GBU Variance between hedge rate and spot rate on outstanding hedges of future earnings. Accounted for in GBU Accounted for in non-interest income under ‘Hedging of overseas operations’ After tax unrealised gains/(losses) is reversed in deriving cash earnings NZD retail earnings before tax – 100NZD Value of outstanding hedges – 120NZD Value of matured hedges – 100NZD Spot rate at period end – 1.10 Average actual rate – 1.10 (assume constant) Hedge rate – 1.20 Assumptions: Hypothetical example After the impact of the maturing hedges, 67NZD equates to 55.6AUD (60.9 – 5.3), which in turn equates to an exchange rate of 1.20, i.e. the hedge rate. At the end of the period there remains 120NZD of hedges outstanding at an average rate of 1.20. The fair value of these hedges is required to be reported in non-interest income. The after tax value is then reversed in deriving cash earnings. GBU – Group Business Unit

How the impact of the NZD will be reported A. Cash earnings growth rates B. Movements in average exchange rates between periods together with realised gains and losses on earnings hedges C. Cash earnings growth rates normalised for movements in AUD/NZD exchange rates NZD translation impacts have an asymmetrical impact on profit and loss lines because movements in average exchange rates are across all profit and loss line items Gains/losses on NZD earnings hedges only impact non-interest income (with an associated tax effect) To assist in reconciling NZD impacts, the following table will be presented in our accounts Fx unadjusted % growth Fx related $M Fx adjusted % growth Fx unadjusted % growth Fx related $M Fx adjusted % growth Net interest income Non-interest income Net operating income Operating expenses Core earnings Impairment losses Operating profit before tax Income tax expense Net Profit Net profit attributable to outside equity interests Cash earnings A B C A B C 1H06 - 1H07 2H06 - 1H07

Westpac
Australia's First Bank

Statutory and management accounts

Peter King,
General Manager, Group Finance

Statutory and management accounts Peter King, General Manager, Group Finance

Statutory and management accounts Prepared based on statutory requirements from accounting standards and other legislative bodies (e.g APRA) Information is not impacted by internal allocations as these net to zero at a consolidated group level. As a result, statutory accounts will not: Directly align to business unit results Reflect underlying performance of particular profit and loss line items Summarised in Section 2 of the Profit Announcement ‘Reported Results’ and detailed in Section 5 Statutory accounts ‘Cash Earnings’ is reported on a basis consistent with how we run the business, and adjusted for a number of items that do not impact economic returns (detail provided in Appendix 1) Business unit accounts replicate internal reporting and includes actual financial data for each business unit, adjusted for: Internal business activities between business units, for example, capturing sales commissions that eliminate at a Group level; Cost allocations from centralised support functions to operating business units; and Economic capital, reflecting the risk in the business unit Basis of calculation Where do they appear? In Section 2 of the Profit Announcement, below ‘Reported Results’ and is detailed in Sections 3 and 4 Management accounts Westpac’s accounts are presented in two ways – on a a statutory basis and management accounting basis. ‘Statutory’ accounts are prepared based on our legal and legislative requirements. ‘Management’ accounts align with how we manage the business.

What to look out for in 2007

<table>
<tr><th></th><th>Statutory accounts</th><th>Management accounts</th></tr>
<tr><td>Best uses</td><td>• Provides a more in-depth understanding of:
- Income and expense line items
- Balance sheet items</td><td>• Assessing total group performance, and major income and expense line items via cash earnings table
• Assessing business unit performance</td></tr>
<tr><td rowspan="2">What's new in 1H07?</td><td></td><td>• Reduced the number of adjustments to generate the management accounts:
- No longer adjusting for the impacts of A-IFRS on reported results
- Separately disclosing the impact of exchange rates on period on period movements
- Hybrid capital benefit</td></tr>
<tr><td colspan="2">• Appendix 1 provides a reconciliation between statutory accounts and cash earnings
• Introduction of a new Wealth management reconciliation to align non-interest income from BTFG and reported 'Wealth management income' in the statutory accounts</td></tr>
</table>

27 Westpac Accounting Workshop – April 2007

Westpac

What to look out for in 2007 Appendix 1 provides a reconciliation between statutory accounts and cash earnings Introduction of a new Wealth management reconciliation to align non-interest income from BTFG and reported ‘Wealth management income’ in the statutory accounts Provides a more in-depth understanding of: Income and expense line items Balance sheet items Statutory accounts What’s new in 1H07? Best uses Assessing total group performance, and major income and expense line items via cash earnings table Assessing business unit performance Reduced the number of adjustments to generate the management accounts: No longer adjusting for the impacts of A-IFRS on reported results Separately disclosing the impact of exchange rates on period on period movements Hybrid capital benefit Management accounts

Case study - wealth income reconciliation Non-interest income from our wealth operations appears in both BTFG (management accounts) and in Section 5 of the Profit Announcement (statutory accounts) BTFG non-interest income includes: BTFG non-interest income in Australia Both internally and externally earned income General and life insurance income Amounts that are not classified as wealth management income from a statutory perspective; e.g. profits from the sale of assets BTFG non-interest income excludes policyholder tax recoveries and Treasury shares Section 5 discloses the statutory measure of wealth management income across the Group: Does not include any internal income e.g. payments from BTFG to Consumer Financial Services for referrals Includes both Australian and New Zealand income i.e. includes wealth and insurance income booked in the New Zealand line of business Includes certain accounting gross ups (policyholder tax recoveries) New in 1H07 accounts General Insurance income will be reported under wealth management income The wealth reconciliation table (below) will be included The adjustment for treasury shares is not included in BTFG income in Sect. 4 (accounted for in GBU), but is required to be included in wealth management income per Sect. 5 (12) +/- Treasury shares adjustment Description $m Line item 1,084 6 61 61 4 964 Non-interest income per Sect. 5 of the Profit Announcement Westpac statutory wealth management & general insurance income1 Other balances that do not form part of wealth income e.g. profit from the sale of assets +/- other adjustments Statutory wealth management income includes funds management and insurance in New Zealand +/- New Zealand wealth management & general insurance income Included in statutory wealth management income, but not BTFG. Included in the Group Business Unit (GBU) income in Sect. 4 +/- Policyholder tax recoveries Included in BTFG non-interest income in Sect. 4, but does not form part of statutory wealth management income e.g. internal payments from Business Units +/- Net commission, premium & fee income Non-interest income per Sect. 4 of the Profit Announcement BTFG non-interest income (FY06 results) 1 Represents wealth management income of $980 million and general insurance income of $104 million. For our 1H07 announcement wealth management income will include general insurance income

Westpac
Australia's First Bank

Drivers of A-IFRS provisioning

Peter King,
General Manager, Group Finance

Drivers of A-IFRS provisioning Peter King, General Manager, Group Finance

Impairment losses on loans Incurred loss model Factors need to represent the current economic environment “Evidence” of a loss event is needed before a provision can be created, e.g. Incurred But Not Reported (IBNR) concepts A-IFRS Provisioning – main differences Expected loss model Factors based on losses through the economic cycle Models use long run loss history to calculate factor AGAAP

Drivers of impairment losses on loans Recovery experience Current economic conditions Recoveries relate to previously written off loans Write-backs relate to previously provisioned loans where provisioning no longer required Write-backs and Recoveries Consumer delinquent accounts Performing consumer accounts where loss is incurred but not reported Write-off directs are for loans not individually provisioned Impaired Business banking and Institutional exposures < $250k Performing business banking and Institutional bank exposures where loss is incurred, but not reported Similar to former specific provisions except the calculation is more formulaic Calculated on impaired Business banking and Institutional exposures > $250k Type of Provision / charge Impaired asset movements and projected recovery rates Type of asset (e.g. level of security) Individually Assessed Provisions (IAP) Growth in overall exposure levels Mix of portfolio, particularly between secured (e.g. mortgages) and unsecured (e.g. cards and personal loans) Changes in delinquency profile (calculation based on delinquency buckets (30+ days, 60+ days etc) gives greater granularity than AGAAP approach) Current economic conditions Collectively Assessed Provision (CAP) Consumer portfolio Growth in overall exposure levels Changes in portfolio composition (eg downgrades/ upgrades) Collectively Assessed Provision (CAP) Business and Institutional portfolio Impairment losses on loan provisions are more sensitive to current conditions and volumes, driving a P&L charge that is likely to be more volatile Driver Definition

Example: CAP Consumer Portfolio – credit cards

Credit cards	A-IFRS provisioning approach		
Provisioning Charge	Delinquency outstandings	X	Loss factor
	Current		Current Factor
	30 days		Factor 1
	60 days		Factor 2
	90 days		Factor 3
	↓		↓
	180 days		Factor 6
Write-off Directs	Assessment made of future recovery and this portion is left on the balance sheet as an asset		
Recoveries	Majority of recoveries are recorded against the remaining asset		

Volatility created by:

32 Westpac Accounting Workshop – April 2007

Westpac

Example: CAP Consumer Portfolio – credit cards Majority of recoveries are recorded against the remaining asset Recoveries Assessment made of future recovery and this portion is left on the balance sheet as an asset Write-off Directs Provisioning Charge Credit cards Delinquency X Loss factor outstandings Current Current Factor 30 days Factor 1 60 days Factor 2 90 days Factor 3 180 days Factor 6 A-IFRS provisioning approach Volatility created by: Different factors depending on delinquency status Factors updated more frequently to reflect more recent history Volume of delinquent accounts

GRCL adjustment to regulatory capital Basel II introduces a sophisticated risk assessment model that focuses on the adequacy of capital to support all risks Under the proposed Basel II requirements, it is not clear if any GRCL capital adjustment will still be required Further, APRA has made no commitments on the future of the GRCL post the introduction of Basel II What happens under Basel II? Consistent with APS 220 the GRCL adjustment is a Tier 1 capital deduction It is not a reserve within equity in the financial statements (that is, not a balance sheet item) Not treated as an adjustment to Cash Earnings, consistent with other regulatory capital deductions (e.g. software capitalisation) Accounting treatment? Estimated at 30 September 2006, an additional capital adjustment of $117m (pre-tax) was calculated Based on internal risk modelling and discussions with APRA Valuation? Meets the requirements of APRA’s APS 220 (updated in May 2006) Designed to include estimated losses that are not allowed under the A-IFRS ‘incurred loss’ standard Why? In the transition to A-IFRS, Westpac established a General Reserve for Credit Losses (GRCL) adjustment to regulatory capital What?

Questions Items on the agenda Changes in reporting for 1H07 Our approach to New Zealand dollar hedging Explaining the connections between statutory and management accounts Drivers of A-IFRS impairment provisioning

Appendices

Appendix 1. Reconciliation of reported results to cash earnings To assist understand the accounting impact of cash earnings adjustments, the following table will continue to appear in the profit announcement 1 Hybrid revaluations are included in hedging of overseas operations together with the reporting of any future revaluations on future earnings hedges. Proceeds from the sale of the sub-custody business is contained in other income 1 Six months to 30 September 2006 $m Reported Results Policyholder Tax Recoveries Hybrid Revaluations Treasury Shares Unrealised NZ Retail Earnings Hedges Sale of Sub- Custody Business Deferred Tax Asset Write -Off Cash Earnings Net interest income: 2,782 - - - - - - 2,782 Fees & commissions 924 - - - - - - 924 Wealth management and insurance income 543 (3) - (1) - - - 539 Trading income 197 - - - - - - 197 Other income 208 - (19) - - (94) - 95 Non-interest income 1,872 (3) (19) (1) - (94) - 1,755 Net operating income 4,654 (3) (19) (1) - (94) - 4,537 Operating expenses (2,160) - - - - - - (2,160) Core earnings 2,494 (3) (19) (1) - (94) - 2,377 Impairment losses (190) - - - - - - (190) Operating profit before tax 2,304 (3) (19) (1) - (94) - 2,187 Income tax expense (673) 3 19 (2) - 22 41 (590) Net profit 1,631 - - (3) - (72) 41 1,597 Net profit attributable to outside equity interests (29) - - - - - - (29) Net Profit attributable to equity holders of WBC 1,602 - - (3) - (72) 41 1,568 Treasury shares (3) - - 3 - - - - TPS revaluations - - - - - - - - Unrealised NZ retail earnings hedges - - - - - - - - Sale of sub-custody business (72) - - - - 72 - - Deferred tax asset write-off 41 - - - - - (41) - Cash earnings 1,568 - - - - - - 1,568

Appendix 2a. Key statutory details: non-interest income and line items Fees and Commissions Banking and credit related fees Fees and commissions earned from providing banking and credit related services to clients. It excludes fees that are part of the effective interest rate of a loan (i.e. effective yield adjustment). Examples include fees from extending lines of credit to customers, holding fees, switching fees, top up fees, fees for dishonoured cheques, overdraw fees, guarantee fees and loan maintenance fees. Transaction fees and commissions received Fees and commissions earned from providing transactional services to clients. Examples include ATM withdrawal fees, account transaction fees, ATM cash advance fees, account keeping fees, interchange fees, merchant service fees, card late payment fees and over the counter fees. Service and management fees Fees earned for providing portfolio and other management advisory services to clients. It includes management and service fees earned by the Hastings and Quadrant businesses. Other non-risk fee income Other fees and commissions not classified in the above line items. Examples include brokerage and B-pay fees Wealth management income Non-interest income earned from the Group's wealth management operations, including general and life insurance Examples include management fees from FUM and FUA balances and premium income from life and general insurance businesses (net of claims paid). Trading income Realised/unrealised gains/(losses) on physical assets/liabilities excluding interest income/expense. Includes realised/unrealised gains/(losses) on derivatives and FX including spread earned from facilitating customer transactions. Does not include gains/(losses) from derivatives designated as hedging instruments. Trading income includes income from WIB financial markets (largest contributor), Treasury (primarily FX trades) and Pacific Banking (primarily FX and facilitating customer transactions). Other income Dividends received Dividends received from equity investments held by the Group. These relate primarily to share holdings in WIB (equities business) for various trading activities. Rental income Rental income from sub-leasing excess office space. For example American Express foreign exchange offices in Westpac branches Net gain/(loss) on ineffective hedges Net gains/(losses) on hedges that do not qualify for hedge accounting under AASB 132 or 139. Includes the net ineffectiveness in respect of net investment hedges of overseas branches and subsidiaries. Hedging of overseas operations Gains/losses (realised and unrealised) from hedges on our overseas operations including hybrid equity instruments, that are not recognised in the foreign currency translation reserve. Examples include gains/(losses) from our New Zealand future earnings hedges, forward points on hedges of overseas capital, revaluation gains/(losses) of an interest rate swap hedging 2003 TPS. Note - unrealised gains/(losses) on the swap hedging the TPS 2003 instrument and New Zealand future earnings hedges are reversed in deriving cash earnings. Gain on disposal of assets Gains from sale of controlled entities and businesses and on the sale of property, plant and equipment. Net gain/(loss) on financial assets designated at fair value Represents realised and unrealised gain/(losses), net of interest earned/(paid), on financial assets that are designated at fair value through profit and loss at inception. Examples include gains/(losses) on investment grade portfolios, and gains losses on certain credit derivatives held as part of normal business activities. Other Other items of non-interest income not classified in the above line items. 2006 included the gain on the sale of the sub-custody business. Line item Description

Appendix 2b. Key statutory details: operating expense items Salaries and other staff expenses Salaries and wages Salaries and wages paid directly to employees, including bonuses. It also includes payments made to temporary staff (excluding external consultants, which are included in Purchased Services). Other staff expenses Employee entitlements (annual leave, long service leave and maternity leave), payroll tax, fringe benefits tax, superannuation costs and share based compensation costs. Restructuring costs Termination benefits paid or payable to employees due to business restructures. Equipment and occupancy costs Operating lease rentals Mainly lease rentals paid on office space (including Westpac Place), branches, call centres, data centres and other premises and sites. Depreciation, amortisation and impairment Depreciation of premises, leasehold improvements, furniture and equipment and technology and amortisation of capitalised software. Impairment relates to the write down of these items if, after depreciation and amortisation, the carrying value exceeds the recoverable amount. Equipment repairs and maintenance As stated. Electricity, water and rates As stated. Land tax As stated. Other Other equipment and occupancy costs not classified in the above line items. Includes general cleaning costs, small furniture and fittings expenses, general building repairs and other equipment costs primarily relating to the ATM network and back up recovery costs. Other expenses Amortisation of deferred expenditure Relates primarily to the amortisation of customer acquisition costs in the life insurance business. Non-lending losses Losses incurred by the Group that are not credit losses, includes items such as theft, fraud, litigation, workers compensation and process errors. Purchased services Purchased services in respect of technology and information services, legal services and other professional services. Technology Purchased services includes the purchase of software used by Westpac including licenses. Stationery Supply and printing of stationery. Postage and freight As stated. Telecommunication costs As stated. Insurance Insurance coverage purchased by the Group. Advertising As stated. Transaction taxes Stamp duty, ASIC fees and other Government fees. Training As stated. Travel As stated. Outsourcing costs Includes mortgage and cheque processing costs, IBM and Telstra outsource contract payments and costs associated with property management and accounting services (branches and other offices). Other expenses Other costs not classified in the above line items. Includes items such as auditor remuneration, donations, conference expenses, entertainment, subscriptions and other publications. Line item Description

Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation and its activities. The information is supplied in summary form and is therefore not necessarily complete. Also, it is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. The financial information contained in this presentation includes non-GAAP financial measures. For a reconciliation of these measures to the most comparable GAAP measure, please refer to our 2006 Reg G (US) financial statements filed with the Securities Exchange Commission and Australian Stock Exchange.

Investor Relations contacts

Westpac's Investor Relations Team

Hugh Devine
Senior Manager, Investor Relations
61 2 8253 1047
hdevine@westpac.com.au

Jacqueline Boddy
Manager, Investor Relations
61 2 8253 3133
jboddy@westpac.com.au

Natasha O'Reilly
Coordinator, Investor Relations
61 2 8253 3143
noreilly@westpac.com.au

For further information on Westpac including:

Please visit our dedicated investor website

www.westpac.com.au/investorcentre

Westpac
New Zealand Update
Annual Market Update
Shareholder Services
Access your shareholding
Frequently asked questions
Calendar
Media Centre
Analyst Centre
Podcasts

40 Westpac Accounting Workshop – April 2007

Investor Relations contacts Westpac’s Investor Relations Team Andrew Bowden Hugh Devine Head of Investor Relations Senior Manager, Investor Relations 61 2 8253 4008 61 2 8253 1047 andrewbowden@westpac.com.au hdevine@westpac.com.au Jacqueline Boddy Natasha O’Reilly Manager, Investor Relations Coordinator, Investor Relations 61 2 8253 3133 61 2 8253 3143 jboddy@westpac.com.au noreilly@westpac.com.au For further information on Westpac including: Annual reports Financial result announcements Presentations and webcasts Answers to frequently asked questions Key policies Please visit our dedicated investor website www.westpac.com.au/investorcentre